For immediate release
Contact:

Ryan VanWinkle, Investor Relations, 913-661-1528
Scott Brockelmeyer, Media Relations, 913-661-1830

Ferrellgas Partners, L.P. Reports First Quarter Results

        Overland Park, KS (November 30, 2004)—Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest propane distributors, today reported earnings for its first quarter ended October 31, 2004.

        Propane sales for the first quarter increased 5 percent to 185 million gallons, from 176 million gallons sold in the first quarter of fiscal 2004, primarily reflecting the contribution from the partnership’s recently acquired Blue Rhino propane by portable tank exchange operations.

        “We are very pleased by the operating performance and growth prospects from the recently acquired Blue Rhino operations,” said James E. Ferrell, Chairman, President and Chief Executive Officer. “We continue to believe that these operations allow us the opportunity for growth through the increasing acceptance of, and uses for, propane by portable tank exchange.”

        Gross profit for the first quarter was a record $115.2 million, compared to gross profit results of $96.2 million reported in the first quarter of fiscal 2004. This increase in gross profit was primarily due to the contribution from the Blue Rhino operations, partially offset by the impact from the rapid increase in the wholesale cost of propane during the first quarter.

        Operating and general and administrative expenses for the first quarter were $89.0 million and $10.3 million, respectively, compared to $72.5 million and $6.9 million in the first quarter of fiscal 2004. Increases in these expenses primarily reflect acquisitions completed in the last twelve-month period and, to a lesser extent, anticipated costs associated with the on-going roll-out of the partnership’s new technology initiative to its retail distribution outlets.

        Interest and depreciation and amortization expenses were $22.9 million and $19.8 million, respectively, compared to $16.8 million and $11.2 million in the first quarter of fiscal 2004. Increases in these expenses primarily reflect the impact of acquisitions completed in the last twelve-month period. Equipment lease expense for the first quarter was $5.8 million, as compared to $4.5 million in the prior fiscal year’s first quarter.

        “We have successfully completed the roll-out of our new technology initiative to approximately one-third of our retail distribution outlets,” said Mr. Ferrell. “We anticipate having all of our retail distribution outlets operating on this new platform by this time next year and we remain excited about its potential to increase our future returns as we have already experienced net customer gains and improved operating margins in the recently converted locations.”

        The resulting Adjusted EBITDA for the quarter was $10.0 million, as compared to $12.3 million in the first quarter of fiscal 2004. The partnership historically experiences a seasonal loss during its first fiscal quarter, as sales volumes typically represent less than 20 percent of annual propane gallon sales, causing fixed costs to exceed off-season cash flow. The first quarter seasonal net loss was $35.0 million, as compared to the prior year’s first fiscal quarter net loss of $18.6 million, primarily due to increased fixed costs, specifically depreciation and amortization expense and interest expense, associated with acquisitions completed in the last twelve-month period.

        Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., currently serves more than one million customers in all 50 states, Puerto Rico, the U.S. Virgin Islands and Canada. Ferrellgas employees indirectly own approximately 18 million common units of the partnership through an employee stock ownership plan.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2004 and other documents filed from time to time by these entities with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

ASSETS	October 31, 2004	July 31, 2004
Current assets:
Cash and cash equivalents	$23,580	$15,428
Accounts and notes receivable, net	125,360	114,211
Inventories	153,950	103,578
Prepaid expenses and other current assets	13,277	10,022

Total current assets	316,167	243,239
Property, plant and equipment, net	795,765	792,436
Goodwill	261,805	261,768
Intangible assets, net	271,171	265,125
Other assets, net	18,779	15,607

Total assets	$1,663,687	$1,578,175

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$171,118	$104,309
Other current liabilities (a)	89,647	92,793
Short-term borrowings	78,756	--

Total current liabilities	339,521	197,102
Long-term debt (a)	1,097,984	1,153,652
Other liabilities	21,690	20,531
Contingencies and commitments	--	--
Minority interest	4,819	4,791
Partners' capital:
Senior unitholder (1,994,146 units outstanding and
liquidation preference $79,766 at both
October 2004 and July 2004)	79,766	79,766
Common unitholders (51,770,852 and 48,772,875 units outstanding
at October 2004 and July 2004, respectively)	176,032	178,994
General partner unitholder (543,081 and 512,798 units outstanding
at October 2004 and July 2004, respectively)	(57,440)	(57,391)
Accumulated other comprehensive income	1,315	730

Total partners' capital	199,673	202,099

Total liabilities and partners' capital	$1,663,687	$1,578,175

(a)

  The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes, which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED OCTOBER 31, 2004 AND 2003
(in thousands, except per unit data)
(unaudited)

	Three months ended October 31
	2004	2003
Revenues:
Propane and other gas liquids sales	$327,111	$232,054
Other	32,577	23,360

Total revenues	359,688	255,414
Cost of product sold	244,516	159,249

Gross profit	115,172	96,165
Operating expense	89,040	72,479
Depreciation and amortization expense	19,847	11,195
General and administrative expense	10,322	6,891
Equipment lease expense	5,766	4,511
Employee stock ownership plan compensation charge	2,087	1,784
Loss on disposal of assets and other	1,256	1,626

Operating loss	(13,146)	(2,321)
Interest expense	(22,863)	(16,794)
Interest income	319	331

Loss before income taxes and minority interest	(35,690)	(18,784)
Income tax benefit	(406)	--
Minority interest (a)	(295)	(138)

Net loss	(34,989)	(18,646)
Distribution to senior unitholder	1,994	1,994
Net loss available to general partner unitholder	(370)	(206)

Net loss available to common unitholders	$(36,613)	$(20,434)

Basic loss per common unit:
Net loss available to common unitholders	$(0.71)	$(0.54)
Weighted average common units outstanding	51,505.1	37,704.7

      Supplemental Data and Reconciliation of Non-GAAP Item:

	Three months ended October 31
	2004	2003
Propane sales volumes (in thousands of gallons)	184,699	175,572

Net loss	$(34,989)	$(18,646)
Income tax benefit	(406)	--
Interest expense	22,863	16,794
Depreciation and amortization expense	19,847	11,195
Interest income	(319)	(331)

EBITDA	6,996	9,012
Employee stock ownership plan compensation charge	2,087	1,784
Loss on disposal of assets and other	1,256	1,626
Minority interest (a)	(295)	(138)

Adjusted EBITDA (b)	$10,044	$12,284

(a)	Amounts allocated to the general partner for its 1.0101% general partner interest in the operating partnership, Ferrellgas, L.P.
(b)

     Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as loss before interest expense, interest income, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, loss on disposal of assets and other and minority interest.

Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing or capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and to fund its capital expenditures and working capital requirements.
This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.